Exhibit 23.1

KPMG LLP

Suite 1700

100 North Tampa Street

Tampa , FL 33602-5145

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Raymond James Financial, Inc.:

We consent to the use of our report dated November 23, 2021, with respect to the consolidated financial statements of Raymond James Financial, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Tampa, Florida

January 21, 2022

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

     KPMG International Limited, a private English company limited by guarantee.